Exhibit 10.1

D.E MASTER BLENDERS 1753

LONG-TERM INCENTIVE SHARE PLAN 2012

Schedules

SCHEDULE 1     Performance Conditions

D.E MASTER BLENDERS 1753

LONG-TERM INCENTIVE SHARE PLAN 2012

RECITALS

The purposes of this Long-Term Incentive Share Plan are to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain highly competent executives and other key employees, and to provide a means to encourage share ownership and proprietary interest in the Company.

1.	DEFINITIONS

1.1	The following definitions shall apply in this Plan:

Adjustment Event	has the meaning ascribed to it in Clause 14.1.

Affiliate	means a group company of the Company, within the meaning of article 2:24b of the Dutch Civil Code (Burgerlijk Wetboek).

Award	means, individually or in the aggregate, an award granted to a Participant under the Plan to acquire the number of Awarded PSUs specified in the relevant Grant Notice.

Award Date	means the effective date of the Award, as set out in the Grant Notice.

Awarded PSUs	means the number of PSUs awarded to a Participant through an Award (excluding, for the avoidance of doubt, any changes to such number of PSUs as a result of any performance-based vesting or time-based vesting), as specified in the Grant Notice and determined by dividing the relevant Grant Value by the Market Value of a Share as at the Award Date (or such other date as the Remuneration Committee may determine).

Board	means the board of directors of the Company, composed of executive directors and non-executive directors.

Cause	has the meaning ascribed to it in Clause 8.6.3.

Change of Control	has the meaning ascribed to it in Clause 9.3.

Change of Control Date

means

(a)    the last day of the acceptance period (aanmeldingstermijn) for the Public Offer, including possible extensions (verlengingen) thereof, if the Change of Control results from a Public Offer; or

(b)    the date that the transaction constituting Change of Control is consummated, if the Change of Control results from any other transaction.

Company	means D.E Master Blenders 1753.

Company Group	means the Company and its Affiliates from time to time.

Dividend Equivalent	means a conditional right to receive a dividend amount, determined in accordance with and subject to the provisions of Clause 6 (Dividends And Dividend Equivalents).

Earned PSUs	has the meaning ascribed to it in Clause 5.2.

Eligible Employee	means any current employee of the Company or any Affiliate, designated by the Remuneration Committee as eligible to receive an Award under the Plan.

General Meeting of Shareholders	the general meeting of shareholders of the Company.

Grant Notice	means a written notice from the Company to a Participant setting out the details of an Award under this Plan.

Grant Value	means the value (determined as of the Award Date) of the Shares corresponding to the Awarded PSUs, as set out in the Grant Notice.

Insider Regulations	means the regulations regarding the holding of and effecting transactions in the Shares, issued by the Company and as amended from time to time.

Law	means any applicable statute, law, code, ordinance, rule, directive or regulation of any federal, state or local court, administrative body or other governmental or quasi governmental entity with competent jurisdiction.

Leaving Participant	has the meaning ascribed to it in Clause 8.1.

Market Value	means in respect of a Share, the closing selling price of a Share quoted on the Stock Exchange on the last Trading Day prior to the date in respect of which Market Value is to be determined.

Offeror	a Person who makes a Public Offer.

Participant	means any person who has received an Award under the Plan and who has accepted that Award.

Performance Conditions	has the meaning ascribed thereto in Schedule 1.

Person	means a natural person or a legal person.

Plan	means this D.E Master Blenders 1753 Long-Term Incentive Share Plan 2012, as amended and restated from time to time.

Pro Rata Time-Based vesting	has the meaning ascribed to it in Clause 8.6.1.

PSUs	means performance share units awarded under this Plan, where each PSU (Performance Share Unit) entitles the relevant Participant to receive one Share in accordance with and subject to the conditions set out in this Plan (including the Performance Conditions).

Public Offer	means a public offer (other than by the Company itself) made to the Shareholders to acquire all or some of the Shares, whether mandatory or voluntary, which follows or has as its objective the acquisition of control of the Company.

Relative TSR Performance	has the meaning ascribed to it in Clause 5.2.

Remuneration Committee	means the remuneration committee of the Board or such other committee as may be appointed by the Board; for the avoidance of doubt, the Remuneration Committee shall not include any executive directors.

Settlement	means the process of settlement of Earned PSUs pursuant to an Award into Shares or cash in accordance with Clause 7.1, and the correlative term “Settle” shall be construed accordingly.

Settlement Reference Date	has the meaning ascribed to it in Clause 7.1.

Share	means an ordinary share in the capital of the Company.

Shareholder	means a holder of Shares.

Stock Exchange	means the NYSE Euronext Amsterdam stock exchange or such other recognized stock exchange where the Shares may be listed for public trading.

Tax Authority	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax or responsible for the administration and/or collection of Tax or enforcements of any Law in relation to Taxation.

Tax, Taxation	means any form of taxation, levy, duty, charge, social security charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest), whether direct or indirect, imposed by, or payable to, a Tax Authority, whether in The Netherlands or elsewhere in the world.

Termination Date	has the meaning ascribed to it in Clause 8.1.

Total Shareholder Return	has the meaning ascribed to it in Schedule 1.

Trading Day	means a day on which Shares can be traded on the Stock Exchange.

Transfer Date	has the meaning ascribed to it in Clause 7.1.

Vesting Date	means the vesting date specified in the Grant Notice for time-based vesting purposes.

Vesting Period	means the period from the Award Date through the Vesting Date.

1.2	References to “Recitals”, “Clauses” and “Schedules” refer to recitals and clauses of, and schedules to, this Plan.

1.3	References to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”.

1.4	The headings in this Plan are inserted for convenience and reference purposes only and do not affect its interpretation.

2.	EFFECTIVE DATE AND DURATION

2.1	The Plan shall become effective upon its approval by the Board and continue for a term of 10 (ten) years unless the Plan is terminated earlier by the Board.

2.2	The Board may suspend the Plan or terminate the Plan at any time. Furthermore, this Plan shall be deemed terminated by the Board if and when the Board approves any share plan which replaces this Plan for any subsequent financial years.

2.3	Termination of this Plan shall not adversely affect any outstanding Award under the Plan. To the extent required, the relevant provisions of the Plan will survive termination until any and all such outstanding Awards have been Settled and/or forfeited, without prejudice to Clause 13.

3.	AVAILABLE SHARES

3.1	Subject to Clauses 3.2 and 14.1, the aggregate number of Shares which may be issued under the Plan shall be determined by the Remuneration Committee and is expected to constitute on an annual basis not more than 0.5% of the total number of outstanding Shares and in any event not more than 1% of the total number of outstanding Shares at the Award Date.

3.2	The number of Shares subject to Awards that are granted in substitution of any awards of shares or other equity instruments issued by an entity acquired by (or whose assets are acquired by) the Company shall not reduce the number of Shares available under the Plan.

4.	AWARDS

4.1	The Remuneration Committee shall determine the type or types of Award(s) to be made to each Eligible Employee and the amount and relevant terms, conditions and limitations of each Award, and shall grant the Awards to Eligible Employees (without prejudice to the right of the Remuneration Committee to delegate any such authority in accordance with Clause 12.2).

4.2	Awards may be evidenced by a Grant Notice that sets forth the terms, conditions and limitations of such Award. Acceptance of the Award by the respective Eligible Employee shall constitute agreement by the Eligible Employee to the terms of the Award and of this Plan. The Eligible Employee who received an Award shall be deemed to have accepted the Award as at the Award Date unless the Eligible Employee has given written notice to the Company within 30 days from the date of the Grant Notice that he/she does not accept the Award.

5.	VESTING

General

5.1	The vesting of any Award is based both upon the Company’s share performance, under the terms set out in Clause 5.2, and the relevant Participant’s continued service with the Company Group, under the terms set out in Clause 5.5. Therefore, the actual number of Shares that will ultimately be transferred upon Settlement of the Award, if any, shall be determined as of the last day of the Vesting Period (the Vesting Date) as specified in respect of any Award in the relevant Grant Notice and in accordance with this Clause 5 (but without prejudice to Clauses 8 (Leaver Provisions) and 9 (Change of Control)).

Performance-Based Vesting

5.2	The number of PSUs earned pursuant to the Award (the “Earned PSUs”) shall be determined on the basis of the Company’s share performance in terms of Total Shareholder Return relative to other companies in a comparator group (“Relative TSR Performance”).

5.2.1	The Relative TSR Performance will be determined in accordance with the calculation methods and principles set out in Schedule 1 (Performance Conditions).

5.2.2	Depending on the Relative TSR Performance, the number of Earned PSUs can vary from 0% (zero per cent) up to 200% (two hundred per cent) of the number of Awarded PSUs, in accordance with the terms set out in Schedule 1.

5.2.3	Where this Plan refers to performance vesting based on the Relative TSR Performance, this shall mean such vesting as applies pursuant to all terms and conditions set out in Schedule 1; i.e. those terms and conditions are inseparable and shall always apply to performance-based vesting even if they relate to other aspects than Relative TSR Performance.

5.3	If for the purposes of this Plan the performance-based vesting must be determined for any earlier date than the Vesting Date (for example pursuant to Clause 8 (Leaver Provisions) or Clause 9 (Change of Control)), then the number of Earned PSUs to be determined under Clause 8 will be determined using the Relative TSR Performance that is most recently available as at the relevant date and in accordance with the calculation methods and principles set out in Schedule 1 and the number of Earned PSUs to be determined under Clause 9 will be determined using the Relative TSR Performance in accordance with the calculation methods and principles set out in Schedule 1 for a Change of Control.

5.4	If at any time that the number of Earned PSUs under an Award must be determined the Performance Conditions are not satisfied in full, the relevant Awarded PSUs shall lapse immediately on determination to the extent that the Performance Conditions have not been met in full.

Service-Based Vesting

5.5	The Earned PSUs for any Award of a Participant will vest on the Vesting Date specified in the Grant Notice for the relevant Award, provided that the Participant has remained continuously employed with the Company Group from the Award Date up to and including the Vesting Date. For the avoidance of doubt, the period of continuous employment for vesting purposes excludes any severance period (if applicable).

6.	DIVIDENDS AND DIVIDEND EQUIVALENTS

6.1	At any time that dividends are paid in cash by the Company to Shareholders within the Vesting Period, corresponding Dividend Equivalents will be accrued on the PSUs awarded in that Vesting Period such that for each PSU the Dividend Equivalent is an amount equal to the dividend amount payable per Share.

6.2	Dividend Equivalents accrued on PSUs are always directly linked to those PSUs and will therefore vest in the same manner and the same proportion as the PSUs pursuant to Clause 5 (Vesting).

6.3	Dividend Equivalents will not be paid in cash but will be Settled in Shares in accordance with Clause 7.2.2, except if and to the extent that the corresponding PSUs will be Settled in cash instead of Shares.

7.	SETTLEMENT

Reference	date

7.1	The reference date for Settlement of any Earned PSUs and Dividend Equivalents (the “Settlement Reference Date”) shall be the relevant Vesting Date or, as the case may be, the relevant Termination Date pursuant to Clause 8 or the Change of Control Date pursuant to Clause 9. For the avoidance of doubt, the Settlement Reference Date is only used for reference purposes; a Participant’s right with respect to any Shares only exists as of the date that the Shares are actually transferred to such Participant (the “Transfer Date”) and no rights to receive any Shares shall arise before the Transfer Date even if this is after the Vesting Date.

Settlement	in Shares upon vesting

7.2	Subject to Clause 7.3, 7.4 and 7.5, on the Settlement Reference Date or as soon as practical thereafter, any Earned PSUs and Dividend Equivalents accrued in respect of those Earned PSUs will be settled in Shares as follows:

7.2.1	The number of Shares to be distributed is equal to the number of Earned PSUs.

7.2.2	For any Dividend Equivalents accrued on the Earned PSUs, additional Shares will be distributed with an aggregate market value not less than the value of the Dividend Equivalents.

7.2.3	The total number of Shares to be distributed pursuant to Clause 7.2.1 and 7.2.2 will be transferred to the Participant’s share plan account.

7.2.4	If the distribution of Shares is subject to Tax withholding by the Company or any Affiliate, such Taxes will be settled as follows:

(a)	the Company’s stock broker will sell on the Stock Exchange for and on behalf of the Participant a number of Shares with a market value not less than the amount of withholding Taxes and will be authorized to pay on behalf of the Participant to the Company the proceeds from such sale, which the Company will use to settle the relevant Taxes; or

(b)	if specifically requested by the Participant in his or her settlement form, Taxes will not be paid from the sale of part of the Shares in accordance with paragraph (a) above but by the Participant in cash, in which case the Participant must ensure that the relevant amount of withholding Taxes is paid no later than 15 days after the Settlement Reference Date on the bank account to be indicated by the Company and the Company may issue or transfer the Shares after the relevant amount of withholding Taxes has been received by the Company.

The Company shall not be liable for any fluctuations that may occur in the selling prices of the Shares quoted on the Stock Exchange, whether at or around the Settlement Reference Date, the Transfer Date or (if different) the date that Shares are sold in accordance with Clause 7.2.4(a) or otherwise and regardless of the cause of such fluctuations.

Settlement in cash at Grant Value

7.3	In the event of Settlement pursuant to Clause 8.2 upon a Participant’s death, the Company will transfer to the bank account of the Participant’s estate an amount equal to the Grant Value of the Participant’s Awarded PSUs plus the amount of Dividend Equivalents accrued on those Awarded PSUs, reduced by any Taxes that the Company or any Affiliate is required to withhold from such distribution.

Settlement in cash in the event of a Change of Control

7.4	If a Change of Control occurs and the Remuneration Committee elects, in accordance with Clause 9.1, to arrange for Settlement in cash instead of Shares then the Company shall, in respect of each Participant who holds Earned PSUs, transfer to such Participant’s bank account an amount equal to the Market Value of the Shares corresponding to those Earned PSUs as at the Change of Control Date plus the amount of Dividend Equivalents accrued on those Earned PSUs, reduced by any Taxes that the Company or any Affiliate is required to withhold from such distribution. If the Change of Control results from a Public Offer the Market Value of a Share shall be equal to the price per Share that the Offeror pays upon consummation (gestanddoening) of the Public Offer.

Settlement in cash if stipulated in Grant Notice

7.5	If it has been explicitly stated in the Grant Notice that the Awarded PSUs will not be Settled in Shares but in cash, for example in case that Settlement in Shares is not possible or not allowed in the relevant jurisdiction of the Participant, then the Company shall transfer to the relevant Participant’s bank account an amount equal to the Market Value of the Shares corresponding to those Earned PSUs as at the Settlement Reference Date plus the amount of Dividend Equivalents accrued on those Earned PSUs, reduced by any Taxes that the Company or any Affiliate is required to withhold from such distribution.

8.	LEAVER PROVISIONS

General

8.1	In the event that a Participant (a “Leaving Participant”) for any reason ceases active employment with the Company Group, some or all of the Participant’s PSUs may be forfeited and the Participant’s Award(s) may or may not be Settled as of the Vesting Date or the date of termination of employment (the “Termination Date”), as set out in Clauses 8.2 through 8.6 below.

Death

8.2	If a Leaving Participant ceases employment as a result of the Participant’s death, then the Leaving Participant’s estate shall be entitled to receive the Grant Value in cash of the Awarded PSUs in accordance with Clause 7.3 and upon such payment being made all Awarded PSUs will be canceled.

Retirement, Disability, Sale of business

8.3	If a Leaving Participant ceases employment as a result of:

8.3.1	retirement, in accordance with the relevant applicable Law; or

8.3.2	disability, as defined under the appropriate long-term disability benefit plan (if applicable); or

8.3.3	the division, business unit or business segment to which at least 80% of the Leaving Participant’s working time is dedicated or from which the Participant is on leave of absence, is being sold, closed, spun off or otherwise divested;

then the Leaving Participant’s Awards shall, notwithstanding such Leaving Participant’s termination of employment before the Vesting Date, vest as at the Vesting Date and the number of Earned PSUs shall then be determined in accordance with Clause 5 (including performance-based vesting) in the same manner as this clause would apply if the Leaving Participant would still be employed at the Vesting Date, provided that Clause 5.5 shall not apply but instead Pro Rata Time-Based vesting shall be used.

However, the Remuneration Committee may decide, in respect of any such Leaving Participant and acting in its absolute discretion, to (i) increase the time-based vesting to any percentage between (and including) the Pro Rata Time-Based vesting percentage and 100%, and/or (ii) arrange for Settlement of the Leaving Participant’s Awards as of the Termination Date instead of the Vesting Date in which case the performance-based vesting shall be determined on the basis of the most recently available Relative TSR Performance at the Termination Date.

All Earned PSUs will be Settled in accordance with Clause 7.2. Any PSUs which are not Earned PSUs will be canceled.

For the avoidance of doubt, Clause 8.3.3 does not apply to a Change of Control as defined in Clause 9.

Voluntary termination, involuntary termination for Cause

8.4	If a Leaving Participant ceases employment as a result of (i) such Participant voluntarily terminating employment, or (ii) the Company or the relevant Affiliate terminating employment for Cause, then any and all of the Leaving Participant’s Awards and PSUs shall be canceled on the Termination Date.

Other termination

8.5	If a Leaving Participant ceases employment as a result of any reasons or circumstances not included in Clauses 8.2, 8.3 and 8.4, including any termination by the Company or the relevant Affiliate for reasons other than Cause, then any and all of the Leaving Participant’s Awards and PSUs shall be canceled on the Termination Date.

However, the Remuneration Committee may decide, in respect of any such Leaving Participant and acting in its absolute discretion, that part or all of the Leaving Participant’s Awards will not be canceled but will vest and if so, the Remuneration Committee will determine the appropriate vesting calculation method and the date for Settlement of the Earned PSUs.

Definitions

8.6	For the purposes of this Plan:

8.6.1	“Pro Rata Time-Based vesting” means that the number of Earned PSUs shall be determined by multiplying the PSUs covered by the Award by a fraction, the numerator of which is the number of full months of the Leaving Participant’s active service from the Award Date through the Termination Date (excluding any notice period during which the Leaving Participant has not actually been in active service), and the denominator of which is the number of months from the Award Date through the Vesting Date; provided, however, that for any Awards granted with respect to the financial year 2012 the Award Date shall be deemed to be 1 November 2011 for the purposes of this calculation;

8.6.2	100% time-based vesting means that the number of Earned PSUs is equal to the number of Awarded PSUs, subject to any performance-based vesting that may apply;

8.6.3	“Cause” means with respect to a Participant:

(a)	any material or persistent breach by such Participant of any agreement between the Participant and the Company or any Affiliate (including any employment, consulting or services agreement, this Plan, any Grant Notice and any other equity grant agreement or letter), or gross neglect or misconduct in the performance of the Participant’s duties under such agreement which in the opinion of the Board is prejudicial to the interests of the Company, and/or

(b)	the commission by such Participant of any criminal offence, whether during the performance of his duties or otherwise, which in the opinion of the Board would be likely to render it impossible for the Participant to continue to perform his duties satisfactorily or would adversely prejudice the reputation or interests of the Company or any Affiliate.

9.	CHANGE OF CONTROL

General

9.1	If a Change of Control occurs, outstanding Awards shall vest such that for each Participant, the number of Earned PSUs of that Participant shall be determined using:

9.1.1	performance-based vesting based on the Relative TSR Performance; and

9.1.2	Pro Rata Time-Based vesting except that for the purposes of this Clause 9.1.2 the numerator referred to in Clause 8.6.1 shall be the number of full months from the Award Date through to the date of completion of the Change of Control.

However, 100% time-based vesting (as defined in Clause 8.6.2) shall be used instead of Pro Rata Time-Based vesting for any Awards granted with respect to the financial year 2012. In respect of any other Awards, the Remuneration Committee may decide, acting in its absolute discretion, that any higher time-based vesting percentage will be used than determined using Pro Rata Time-Based vesting as referred to in Clause 9.1.2, up to and including 100%.

The Remuneration Committee may elect, acting in its absolute discretion, to arrange for Settlement of all Earned PSUs either in Shares in accordance with Clause 7.2 or in cash in accordance with Clause 7.4. Any PSUs which are not Earned PSUs will be canceled.

Definitions

9.2	For the purposes of this Clause 9:

“Control” means the right, directly or indirectly, to (i) exercise 50% or more of the voting rights capable of being cast in general meetings of shareholders of the Company, and/or (ii) to appoint or replace the majority of the directors of the Board.

“Persons acting in concert”, in relation to a Person, are Persons who cooperate with that Person on the basis of an agreement, either express or tacit, either oral or written, aimed at acquiring Control.

9.3	Subject to Clauses 9.4 and 9.5, a “Change of Control” shall occur:

9.3.1	if a Person, alone or together with Persons acting in concert, acquires Control; and

9.3.2	upon the consummation of a reorganization, merger (fusie), demerger (splitsing) or consolidation of the Company, or a sale or other disposition of all or substantially all of the Company’s property and assets.

For the avoidance of doubt, the occurrence of a Public Offer shall not constitute a Change of Control unless and until the relevant Person acquires Control following the successful consummation (gestanddoening) of the Public Offer.

9.4	Clause 9.3.1 does not apply to:

9.4.1	any acquisition by an entity independent from the Company and which has the object to protect the interests of the Company and the Company’s business and which holds shares in the Company after the announcement of a Public Offer for a maximum duration of two years in order to protect the Company;

9.4.2	any acquisition by an entity independent from the Company which has issued depositary receipts of Shares (certificaten van aandelen) with the cooperation of the Company;

9.4.3	any acquisition after the Company has been granted moratorium of payments (surséance van betaling) or has been declared bankrupt (faillissement); and

9.4.4	any transaction in respect of which Clause 9.5 applies.

9.5	Clause 9.3.2 does not apply to:

9.5.1	a transaction which constitutes the enforcement of securities by banks;

9.5.2	a transaction which is executed after the Company has been granted moratorium of payments (surséance van betaling) or has been declared bankrupt (faillissement);

9.5.3	a transaction if immediately after consummation of such transaction:

(a)	all or substantially all of the Shareholders immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the Resulting Entity) more than 50% of the combined voting power of the voting securities of the Resulting Entity outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and

(b)	at least a majority of the members of the board of directors of the Resulting Entity were also members of the Board at the time of the execution of the initial agreement or action of the Board authorizing such transaction.

For the purposes of this Clause 9.5, the “Resulting Entity” means the Company or, as the case may be, the entity which as a result of a transaction referred to in Clause 9.3.2 owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly.

10.	TRANSFER RESTRICTIONS

10.1	Awards, PSUs and any other rights or interests of Participants under the Plan cannot be transferred or encumbered, whether by means of sale, assignment, exchange, pledge or otherwise, except:

10.1.1	unless otherwise specified in a Grant Notice;

10.1.2	by will or the laws of descent and distribution;

10.1.3	pursuant to beneficiary designation procedures approved by the Company;

10.1.4	pursuant to an agreement between a Participant and the Company; or

10.1.5	as may be required by the Tax withholding provisions of any applicable Tax Law.

11.	SHAREHOLDER RIGHTS

A Participant does not have any rights as a Shareholder of the Company with respect to any PSUs, until and unless the Participant receives Shares following Settlement of these PSUs and then only to the extent related to those Shares that were actually transferred.

12.	ADMINISTRATION AND INTERPRETATION

12.1	The Remuneration Committee shall be responsible for administering the Plan and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan.

12.2	To the extent permitted by applicable Law, the Remuneration Committee may delegate some or all of its power to the Chief Executive Officer or other executive officer of the Company as the Remuneration Committee deems appropriate; provided, that the Remuneration Committee may not delegate its power with regard to the grant, timing, pricing, amount or Settlement of an Award to any person who is a member of the Board.

12.3	Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan or any Grant Notice will be determined and resolved by the Remuneration Committee or its delegate. Such determination or resolution by the Remuneration Committee or its delegate, and any other decisions made by the Remuneration Committee, will be final, binding and conclusive for all purposes.

12.4	Neither any member of the Remuneration Committee nor any person to whom the Remuneration Committee may have delegated any powers under this Plan shall be liable to any person in relation to the exercise or omission to exercise of any power or discretionary authority.

13.	AMENDMENT OF TERMS AND CONDITIONS

13.1	The Board may amend the Plan (including any Schedules) at any time as it deems necessary or appropriate, subject to any approval by the General Meeting of Shareholders that may be required by applicable Law, provided however that if and to the extent that such amendment adversely affects the rights of any Participants under Awards outstanding at the time of such amendment, the amendment must be approved by at least 75% of the relevant Participants. This Clause 13.1 does not limit or preclude in any way the right of amendment of the Remuneration Committee pursuant to Clause 13.3.

13.2	The Company may amend any Award, including modifications to any of the rights granted under the Award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in applicable Law.

13.3	The Remuneration Committee may amend the Performance Conditions if an event has occurred which causes the Remuneration Committee, acting fairly and reasonably, to consider that it would be appropriate to amend the Performance Conditions. In making any such amendment, the Remuneration Committee shall use reasonable endeavours to ensure that the amendment shall not have a material adverse effect on the Awards outstanding at the time of such amendment.

14.	ADJUSTMENTS

Adjustment	related to change of share capital

14.1	In the event of any change in the capital structure of the Company (including a share split, reverse share split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off, split off, liquidation or other distribution of any or all of the assets of the Company to shareholders, other than normal cash dividends) or any change in any rights attendant to any class of authorized securities of the Company (an “Adjustment Event”), the Remuneration Committee may make proportionate adjustments with respect to the number and class of securities subject to each outstanding Award to reflect such Adjustment Event and to maintain each outstanding Award’s intrinsic and fair value; provided, that the Remuneration Committee shall retain discretion with respect to how any such proportionate adjustments shall be made. The decision of the Remuneration Committee regarding any such adjustment shall be final, binding and conclusive.

Adjustment of distribution

14.2	The Company has the right (the “Claw Back Right”) to claim back, in full or in part, a distribution pursuant to Settlement of an Award if and to the extent that the distribution was, in the opinion of the Board, based on incorrect information regarding the achievement of the vesting targets applicable to that Award and/or regarding the circumstances that the Settlement was conditional upon. Without limiting the generality of the afore-going, the Claw Back Right may also be exercised in the event that within two years after any Vesting Date the Company restates its financial statements due to material noncompliance with financial reporting requirements under the securities Laws.

The amount of the Claw Back Right shall be determined by the Board taking into account all relevant information. In making such determination the Board shall be entitled to make assumptions about what the level of vesting would have been were it not for the event that resulted in the operation of this Clause 14.2 including, but not limited to, what the Total Shareholder Return of the Company would have been were it not for the event in question.

The Claw Back Right applies to the Shares or cash distributed pursuant to Settlement of an Award as well as to the financial gain realized by the relevant Participant(s) from any such Shares.

The Claw Back Right can also be exercised on behalf of the Company by the Board. The Board may determine, in its discretion and based on the circumstances, that any recoupment or payment under this Clause 14.2 is not practical and may elect to forego the application of this Clause 14.2, whether with regard to some or all of the relevant Participants.

For the purposes of this Clause 14.2, the Board shall solely be represented by its non-executive members and the term ‘Board’ must be interpreted accordingly. The executive members of the Board shall not be involved in the discussions and resolutions and taking of any legal actions pursuant to or in connection with the Claw Back Right.

Right of set-off

14.3	By accepting any Award, a Participant consents to and authorizes the Company (i) to deduct any amounts owed by the Participant to the Company under Clause 14.2 from any amounts payable by the Company to the Participant, and/or (ii) to make any adjustments to awards under this Plan and/or any other share plan operated by the Company in order to set-off such amounts owed by the Participant. This right of set-off is in addition to any other remedies the Company and/or any Affiliate may have against any Participant pursuant to this Plan or otherwise.

No waiver or limitation of rights under applicable Law

14.4	The rights of the Company and the Remuneration Committee under this Plan are without prejudice to all other rights and remedies available to the Company and the Remuneration Committee under applicable Law. No failure by the Company or the Remuneration Committee to exercise, and no delay in exercising, any right under this Plan will operate as a waiver of such right or any other right under this Plan.

15.	FORFEITURE OF RIGHTS

15.1	If a Participant engages in any wrongful conduct, then:

15.1.1	the Remuneration Committee may decide that any and all of such Participant’s Awards are canceled and that the Participant forfeits any and all rights in those Awards with immediate effect; and

15.1.2	if the wrongful conduct occurred within six months of the Transfer Date, or if the wrongful conduct occurred prior to the Transfer Date but is only discovered thereafter, the Remuneration Committee may decide that the Participant must pay to the Company in cash any financial gain realized from the transfer of Shares.

15.2	For purposes of this Clause 15:

“wrongful conduct” means:

(a)	any activity that is contrary or harmful in any material respect to the interests of the Company Group, including (i) violating any Company Group policies, (ii) competing, directly or indirectly (whether as owner, employee or agent), with any of the businesses of the Company Group, (iii) soliciting any present or future employees or customers of the Company Group to terminate such employment or business relationship(s) with the Company Group, and (iv) disclosing or misusing any confidential information regarding the Company Group;

(b)	the commission of any act or failure to act that involves dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct or that is otherwise materially injurious to the Company or any of its Affiliates, whether financially or otherwise;

(c)	the commission of any criminal offence, or any act or failure to act that results in a material violation by the Company or any of its Affiliates of any applicable law or regulation, including competition and antitrust laws and regulations;

“financial gain” shall equal the Market Value of the Shares on the Transfer Date, multiplied by the number of Shares actually distributed pursuant to the Award.

15.3	By accepting any Award, a Participant consents to and authorizes the Company (i) to deduct any amounts owed by the Participant to the Company under this Clause 15 from any amounts payable by the Company to the Participant, and/or (ii) to make any adjustments to awards under this Plan and/or any other share plan operated by the Company in order to set-off such amounts owed by the Participant. This right of set-off is in addition to any other remedies the Company and/or any Affiliate may have against any Participant for breach of this Plan or a Grant Notice.

16.	TAXES

16.1	If and to the extent that any Award granted to a Participant gives rise to any Tax for that Participant for any reason whatsoever, whether as a result of granting, vesting or Settlement of such Award, that Participant shall be personally responsible for the due reporting and payment of any and all such Taxes. Without prejudice to the afore-going, in the event that the Company or any Affiliate arranges for the reporting and payment of any Taxes for and on behalf of the Participant, that Participant must fully cooperate and provide all information that may reasonably be required for such purposes.

16.2	The Company and any Affiliate shall have the right and the obligation to withhold from any amounts payable under the Plan all Taxes as shall be legally required under applicable Law.

17.	COSTS

17.1	The costs of introducing, operating and administering this Plan shall be borne by the Company. The Company may, where appropriate, recharge the costs of operating this Plan to its Affiliates if and to the extent that Participants are employed by these Affiliates.

17.2	The costs associated with the retention of any Shares acquired by any Participant and any subsequent sale thereof (including any transaction costs and bank commissions) shall be for the account of the Participant holding or selling such Shares.

18.	PERSONAL DATA PROCESSING AND TRANSFER

18.1	By accepting any Award, the Participant consents to the collection, use, processing and transfer of his or her personal data for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Such personal data may include the Participant’s name, home address and telephone number, fax number, email address, sex, beneficiary information, age, language skills, date of birth, employee identification number, job title, employment contract, current wage and benefit information, tax-related information, plan or benefit enrollment forms, elections and statements, any shareholdings in the Company, directorships in the Company, and details of all entitlements to PSUs and Shares awarded, canceled, purchased, vested, unvested or outstanding.

18.2	The Company and its Affiliates will transfer personal data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and they may further transfer personal data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, both within and outside the European Economic Area, and are authorized to receive, possess, use, retain and transfer the personal data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such personal data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. In the event these recipients of personal data are located outside the European Economic Area, the Company will provide adequate safeguards as required under the EU Data Protection Directive.

18.3	Each Participant may, at any time, review his or her personal data or require any necessary amendments to it.

19.	SECURITIES AND REGULATORY COMPLIANCE

19.1	The right of any Participant to receive any Shares under this Plan and to sell such Shares shall be subject to such acquisition and/or sale being permissible under applicable securities laws and under the rules of the Stock Exchange and all other applicable laws and regulatory requirements, including the Insider Regulations. The Company nor any of its brokers or agents shall be responsible for any damages resulting from a delay in the delivery or sale of Shares caused by the compliance with such laws and regulations.

20.	MISCELLANEOUS PROVISIONS

Employment	rights

20.1	The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company or any Affiliate on any basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

20.2	Any rights under this Plan shall not be taken into account in calculating any entitlements to pension. If the Participant shall cease for any reason to be in the employment of the Company or any Affiliate, the Participant shall not be entitled, by way of compensation for loss of office or employment or otherwise howsoever, to any sum or any benefit to compensate him or her for any consequential loss or curtailment of any right or benefit accrued or in prospect under the Plan and any such loss or curtailment shall not form part of any claim for damages for breach of any contract of employment of any Participant or compensation for unfair dismissal or any other claim whatsoever.

Severability

20.3	If any provision of this Plan shall be held by any court of competent jurisdiction or arbitral tribunal to be illegal, void or unenforceable, (a) such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Plan and (b) the Company shall whenever feasible replace the non-binding and/or non-enforceable provisions with provisions which are binding and enforceable and which differ as little as possible (taking into account the object and purpose of this Plan) from the non-binding and/or non-enforceable provisions.

Effect on other plans or agreements

20.4	This Plan governs only Awards which have been granted specifically with reference to this Plan. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

21.	GOVERNING LANGUAGE

21.1	This Plan is drawn up in the English language. If this Plan is translated into another language, the English language text prevails.

21.2	Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made under or in connection with this Plan shall be in English except as the Company may agree otherwise.

21.3	If in the English language text of this Plan there is a discrepancy between an English language word and a Dutch language word used to clarify it, and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

22.	LAW AND JURISDICTION

22.1	This Plan, all matters arising under this Plan or any Grant Notice and any other matters regarding or affecting the relationship of the Company and its shareholders shall be governed by and construed in accordance with the laws of the Netherlands.

22.2	Any dispute arising under or in connection with this Plan shall be settled by the District Court (Rechtbank) in Amsterdam, the Netherlands, subject to appeal (hoger beroep) and appeal in the second instance (cassatie) and the Participants agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

The D.E Master Blenders 1753 Long-Term Incentive Share Plan 2012

PERFORMANCE CONDITIONS

applying to Awards granted as per [insert Award date]

Each Award is subject to a performance condition comparing the Company’s total shareholder return against a comparator group of 20 companies normally over a three-year period commencing on the Award Date.

1.     DEFINITIONS

1.1	This document is a schedule to the D.E Master Blenders 1753 Long-Term Incentive Share Plan 2012 (the “Plan”) and the words and expressions defined in the Plan shall have the same meaning when used in this document except where otherwise defined, and rules of interpretation set out in the Plan shall apply equally to this document.

1.2	In this document, the following words and expressions shall have the following meanings:

“Comparator Group”	the companies listed in Appendix 1 to this document, unless paragraph 2.4 below applies, and “member of the Comparator Group” shall be construed accordingly;

“Net Return Index”	the index that reflects movements in share price over a period plus dividends reinvested in shares on the ex-dividend date;

“Performance Conditions”	the performance condition described in paragraph 2 below;

“Performance Period”	the period commencing with the Award Date and ending on the Vesting Date or such shorter period as may apply under paragraph 3 (Intermediate Calculations) below;

“Total Shareholder Return” or “TSR”

the change in the Net Return Index for a company (as calculated by an independent financial information provider selected by the Remuneration Committee from time to time) over the Performance Period calculated as follows:

where:

TSR1 is its average Net Return Index over each weekday (excluding Saturdays and Sundays) during the three month period ending on the day before the start of the Performance Period, except if calculated differently pursuant to paragraph 1.3;

TSR2 is its average Net Return Index over each weekday (excluding Saturdays and Sundays) during the three month period ending on the last day of the Performance Period;

where the principal market on which a company’s shares are traded quotes prices in a currency other than the euro, the Remuneration Committee shall make such adjustments to the calculation of its TSR as it considers to be appropriate with the intention that the TSR for such a company shall be a euro return over the Performance Period.

1.3	If the Performance Period commences on or after the day on which a Net Return Index is first available for the Company but less than three months after that day, then the TSR1 for a company shall be its average Net Return Index over each weekday (excluding Saturdays and Sundays) during the 30 day period commencing on the day on which a Net Return Index is first available for the Company or, if longer, its average Net Return Index over each weekday (excluding Saturdays and Sundays) from (and including) the day on which a Net Return Index is first available for the Company to the last day prior to the start of the Performance Period.

2.     THE PERFORMANCE CONDITION

2.1	The Performance Condition is that the Company’s Total Shareholder Return over the Performance Period must be at least at the median of a ranking of the Total Shareholder Return of each of the members of the Comparator Group over the same period. If it is, the number of Earned PSUs shall be calculated as follows:

Rank of the Company’s TSR against the TSR of the members of the Comparator Group	Number of Earned PSUs expressed as a percentage of the number of Awarded PSUs (vesting percentage)
At upper decile or above	200%

Between 35th percentile and upper decile	On a straight line basis between 100% and 200% based on rankings plus interpolation between intermediate rankings

At 35th percentile	100%

Between median and 35th percentile	On a straight line basis between 50% and 100% based on rankings plus interpolation between intermediate rankings

At median	50%

Below median	0%

The number of Earned PSUs shall be rounded down to the nearest whole number, i.e. any fraction of a PSU resulting from applying the percentage determined in accordance with the table above shall be ignored.

The following chart illustrates how the number of Earned PSUs expressed as a percentage of the number of Awarded PSUs varies depending upon the rank of the Company’s TSR against the TSR of the members of the Comparator Group based on the initial Comparator Group of 20 companies:

2.2	As soon as practicable following the end of the Performance Period, the Remuneration Committee shall: i) obtain the calculations of the TSR of the Company and that for each member of the Comparator Group for the Performance Period; ii) rank the members of the Comparator Group by TSR; iii) calculate the median, 35th percentile and upper decile TSRs within this ranking; and iv) compare the Company’s TSR to the median, 35th percentile and upper decile TSRs and, if necessary, interpolate between the intermediate rankings. The Remuneration Committee shall, having completed such calculations, determine the extent to which (if at all) the Performance Condition has been satisfied by reference to the table in paragraph 2.1 above and on the basis that if the Company’s TSR is exactly the same as one of the ranked companies, the number of Earned PSUs will be determined on the basis of that company’s rank. Where the Company’s TSR falls somewhere between two ranks, the number of Earned PSUs will be determined on a straight line interpolated basis between the TSR of the companies immediately above and immediately below the Company’s TSR.

2.3	For the purposes of ranking the members of the Comparator Group pursuant to paragraph 2.2, a company with a lower (or more negative) Total Shareholder Return will have a lower ranking position than a company with a higher (or less negative) Total Shareholder Return.

2.4	If any member of the Comparator Group ceases to exist, its shares cease to be listed on a recognised stock exchange, or otherwise is so changed as to make it, in the opinion of the Remuneration Committee, unsuitable as a member of the Comparator Group, the Remuneration Committee may: (a) exclude that company; (b) in the event of a takeover, replace that company with the acquiring company; (c) include a substitute for that company; (d) track the future performance of that company by reference to an index; or (e) treat the company in any other way it decides is appropriate.

3.     INTERMEDIATE CALCULATIONS

3.1	The Company’s TSR performance against the Comparator Group shall not only be calculated at the Vesting Date, but also as of the end of each full quarter elapsed during that period or in the event of a Change of Control. For this purpose, the provisions of paragraph 2 shall equally apply provided that “Performance Period” shall mean the period starting as of the Award Date and ending on the last day of the relevant quarter or (in the event of a Change of Control) on the last day prior to the date that the transaction constituting Change of Control is consummated.

APPENDIX 1

LIST OF COMPANIES IN COMPARATOR GROUP

Company Name	Country of Listing	Datastream Code
Anheuser-Busch InBev N.V.	Belgium	MS:64750

Associated British Foods plc	United Kingdom	MS:4503

Beiersdorf AG	Germany	MS:401

Chocoladefabriken Lindt & Sprüngli AG	Switzerland	MS:65734

Diageo plc	United Kingdom	MS:1416

Groupe Danone S.A.	France	MS:522

H. J. Heinz Company	USA	MS:1471

Heineken N.V.	Netherlands	MS:1470

Henkel AG & Co. KGaA	Germany	MS:1481

Kellogg Company	USA	905922

L’Oréal S.A.	France	MS:1965

Nestlé S.A.	Switzerland	MS:2262

PepsiCo Inc.	USA	905677

Pernod Ricard S.A.	France	MS:2562

Procter & Gamble	USA	MS:2654

Reckitt Benckiser plc	United Kingdom	MS:2719

Rémy Cointreau	France	MS:2731

SABMiller plc	United Kingdom	MS:66294

The Coca Cola Company	USA	MS:736

Unilever PLC	United Kingdom	MS:3436